August 25, 2015

Juliana Chugg
[Address Omitted]

Dear Juliana,
It is our pleasure to ask you to join us at the Mattel family of companies, where our values of Playing with Passion, Playing Together, Playing Fair and Playing to Grow encompass everything that we do. Consider this your invitation to come and “play” with us!
Mattel Sales Corporation (the “Company”) would like to extend you an offer of employment for the position of Executive Vice President & Chief Brands Officer – Core Brands, contingent on the terms and conditions set forth in the General Information section below, with an anticipated hire date of September 21, 2015. This letter provides an overview of some of the compensation and benefit offerings that would be available to you as an employee of the Company (which is part of the Mattel family of companies), should you choose to accept our offer.
SALARY
Your annualized base salary will be $550,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Paychecks are issued every other Friday for the previous two weeks.
BONUS - MATTEL INCENTIVE PLAN
You will be eligible to participate in the Mattel Incentive Plan (MIP), which is our way of rewarding our employees for achieving success.  The MIP is an annual, discretionary, global bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual contributions.  Your target MIP award is 70% of your eligible earnings; however, the amount of your actual award, if any, may be more or less than your target depending on Mattel’s financial results and your individual performance. Mattel, Inc. must achieve a minimum financial performance goal before an award pool is generated and funded.
You must commence active employment in a Regular status on or before October 5, 2015 to be eligible for the 2015 Plan Year award, and your award, if any, will be pro-rated based on your eligibility date. Awards are typically paid during the first quarter of the following year.
This is a summary of the plan. Additional information will be provided and available after your hire date.
SIGNING/ SPECIAL MOBILITY BONUS
You will receive a signing bonus in the gross amount of $150,000, less applicable federal and state taxes and other required withholdings, typically payable within 30 days following your hire date.  If, within two years of your hire date, you choose to voluntarily terminate your employment with the Company, or you are discharged for "cause" as defined below, you agree to repay this amount in full within 30 days of your termination date.

RELOCATION ASSISTANCE
The Company will provide services to assist you with your move to your work location. These services may include travel, temporary accommodations, shipment of household goods, expense reimbursement, etc., in accordance with the Mattel Relocation Program. (Summary is attached). After reviewing the attached information and accepting our offer, I encourage you to contact me immediately to initiate these services.
With respect to relocation services, if within one year of your relocation date, you choose to voluntarily terminate your employment with the Company, or you are discharged for “cause” as defined below, you agree to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.
STOCK – EQUITY GRANTS
New Hire Equity Grant
You will receive a new hire equity grant with a value of $1,000,000. You will receive an equity grant with a grant date of the last trading day of the month in which you are hired.
The Company’s equity portfolio approach encompasses two grants, and will include:

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Restricted Stock Units: Restricted stock units (RSUs) with a grant value of $500,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

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If you remain employed by the Company or any subsidiary of Mattel, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

•	If the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

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Stock Options: A stock option grant to purchase shares of Mattel stock with a grant value of $500,000. The grant dollar value of the stock options will be converted into a number of option shares by dividing the grant dollar value by the product of an option valuation percentage (determined using a Black-Scholes value relative to the stock price), multiplied by the closing stock price on the grant date.

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If you remain employed by the Company or any subsidiary of Mattel, the stock option grant will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

•	The exercise price of the stock options will equal the closing price of Mattel stock on the grant date.
Special Equity Grant
You will also receive a special equity grant with a value of $200,000. You will receive an equity grant with a grant date of the last trading day of the month in which you are hired.

•	The grant dollar value will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

•
If you remain employed by the Company or any subsidiary of Mattel, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

•	If the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.
Please note this is a summary of your new hire and special equity grants and you will be required to sign the equity grant agreements that set forth the terms and conditions that govern your equity grants.

Annual Equity Grant
You will also be eligible to receive an annual equity grant beginning in 2016. Typically, annual equity grants are made around August 1 of each year. Your annual equity grant recommendation may vary each year and will be submitted to the Compensation Committee of the Board of Directors (the “Compensation Committee”) for approval. Currently, the Company’s equity portfolio approach encompasses two grants: RSUs and stock options.
LONG-TERM INCENTIVE PROGRAM
You will be eligible to participate in the next Long-Term Incentive Program (LTIP) cycle that is established by the Compensation Committee at a target level commensurate with your position, as approved by the Compensation Committee. The LTIP provides senior executives the opportunity to earn shares of Mattel stock based on Mattel’s financial performance over the performance cycle.

CAR ALLOWANCE
As an executive, you will be eligible to receive a monthly automobile allowance in the amount of $2,000 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings, upon the end of any rental car use. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.
DEFERRED COMPENSATION
As a U.S. executive, you will be eligible to participate in the Company’s Deferred Compensation Plan. Under this plan, you may elect to defer a portion of your salary or annual MIP bonus, with various investment and payment options available.
This is a summary of the plan. Additional information will be provided and available after your hire date.
STOCK OWNERSHIP
As a Division Leadership level executive, you will be subject to stock ownership guidelines established as a multiple of base salary. Your stock ownership requirement will be three times your then current base salary. You will have five years from your hire date to attain your targeted level of ownership.
HEALTH & WELFARE
The following is a brief outline of benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of your hire date, with the exception of short & long-term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical	Life Insurance
Dental	Accidental Death & Dismemberment
Vision	Business Travel Coverage
Prescription	Short & Long-Term Disability
In addition, the Company also offers several employee programs and services that are designed to help you create a healthy lifestyle, build your financial future and enhance your work/life balance.
RETIREMENT/401(k)
Mattel provides eligible employees the opportunity to participate in a retirement/401(k) program. If you are age 20 or older, you will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (PIP), which is a 401(k) savings/retirement plan. The PIP offers both Company automatic and matching contributions in addition to employee contributions as outlined below:

•	Company Automatic Contributions: The Company will make automatic contributions to your account ranging from 3% to 7% of your salary, based on your age.

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Employee Contributions: The PlP allows for voluntary employee contributions. To help you get started, you will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched dollar-for-dollar by the Company. This contribution will begin automatically within about 45 days of your hire date. The PIP provides you the choice to increase this contribution up to 80% of your eligible compensation, subject to IRS limitations. Please note, you will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck.

•	Company Matching Provision: The Company will match 50% of your contributions up to the first 6% of your eligible compensation in your PIP account as follows:
You will receive a PIP packet in the mail within two weeks of your eligibility date. The packet will provide additional details regarding your options for increasing, decreasing or cancelling your contribution, as well as the available investment offerings.
VACATION
As an executive, you may take an appropriate amount of paid vacation, subject to the needs of the business and management’s discretion. You do not have a specified vacation award, and therefore vacation tracking in Mattel’s E-Time system is not necessary. For leaves of absence, different practices apply.
SEVERANCE
After completion of your first 90 days of employment, in the event your employment is involuntarily terminated from the Company for reasons other than for “cause” as defined below, you will be eligible for Mattel’s Employment Transition Assistance program, which at your level currently includes severance payments of six months of base salary and income continuation payments thereafter of up to six months of base salary if you have not secured new employment, as well as benefit continuation and outplacement services. Actual severance and income continuation payments would be equal to the then applicable Mattel severance practice. Receipt of all of these payments and assistance is contingent upon your signing and not revoking a Separation Agreement and General Release at the time of your termination of employment.
For purposes of the repayment of relocation expenses, signing/ special mobility bonus and the Employment Transition Assistance program, and without altering the at-will employment offered by the Company, "cause" shall mean the Company's good faith belief that you: (i) neglected significant duties you were required to perform or violated a material Mattel or Company policy, rule or guideline; (ii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (iv) willfully failed to obey a lawful direction of the Board, Mattel or the Company.
GENERAL INFORMATION
This offer letter is only a summary of your compensation and benefits.  More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information and enrollment instructions in the mail.
This offer letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party.  If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment “with cause.”  By signing below, you agree to indemnify the Company against any claims that may be brought against the Company relating to any allegation that you violated any contract or arrangement between you and such third party.
While we look forward to welcoming you to the Mattel family of companies, this offer is contingent upon satisfactory completion of a background check, including verification of all information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with the Company’s Code of Conduct, and complete a Conflict of Interest Questionnaire. If you would like to review any of these forms before you make your decision to accept our offer, your recruiter will be able to provide them.
The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by the Chief Human Resources Officer or Chief Executive Officer of Mattel, Inc.
Also, please note that as an executive of the Company, and an officer, you will be considered an Insider for purposes of Mattel's Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel's 401(k) plan. For more information about this Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel's Code of Conduct website.
Should you choose to accept our offer, you will receive a packet containing information and forms that you will need to complete before starting with us. Please bring these completed forms with you, along with the documents noted in the New Hire Checklist, on your first day at the Company.
Juliana, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter to me. If I can answer any questions, please do not hesitate to call me.
We hope that you will choose to come and “play” for Mattel, and help us continue the tradition of bringing smiles to children around the world.

Sincerely,

Alan Kaye
Executive Vice President & Chief Human Resources Officer

Agreed and accepted:

/s/ Juliana Chugg	31st August 2015
Juliana Chugg	Date